MAIDENFORM BRANDS, INC. REPORTS SECOND QUARTER 2011 RESULTS AND PROVIDES GUIDANCE FOR FULL YEAR 2011

•	Net sales increased 13.8%

•	Shapewear net sales increased 33.2%

•	Department stores and national chain stores channel net sales increased 9.8%

•	Mass merchant channel net sales increased 29.1%

•	International net sales increased 39.2%

•	Special charge of $4.1 million after tax or $0.17 per share recorded in the second quarter to settle litigation

•	GAAP Earnings per share (EPS) of $0.50 ($0.67 per share excluding a litigation settlement)

Iselin, New Jersey, August 10, 2011—Maidenform Brands, Inc. (NYSE: MFB), a global branded marketer of intimate apparel, today reported second quarter 2011 net sales of $170.0 million, an increase of 13.8% over the second quarter of 2010.  EPS, excluding the litigation settlement, was $0.67 for the second quarter of 2011 compared to EPS of $0.59 for the second quarter of 2010.

“We delivered another strong quarter of sales, market share and profit growth by leveraging the Maidenform brand and our innovative products across channels, product categories and geographies.  The team continues to execute our long range organic growth strategies with solid success” stated Maurice S. Reznik, Chief Executive Officer.

The Company entered into a settlement agreement with respect to a previously disclosed litigation with Times Three Clothier, LLC (“Times Three”) of litigation in the Southern District of New York. The settlement ends patent infringement and invalidity lawsuits that the companies had filed against each other.  In connection with the settlement, the Company agreed to pay Times Three $6.8 million ($4.1 million after tax, or $0.17 EPS) and agreed not to assist any third party that may seek to invalidate or render unenforceable the patents.

“We are pleased to put the litigation behind us” stated Maurice S. Reznik, Chief Executive Officer.

Financial Results for Second Quarter 2011 versus Second Quarter 2010

Net sales for the second quarter of 2011 increased $20.6 million, or 13.8%, to $170.0 million.  Wholesale segment net sales for the second quarter of 2011 increased $18.9 million, or 14.0%, to $153.8 million. Retail segment net sales increased $1.7 million, or 11.7%, to $16.2 million.
The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Wholesale Segment

Department Stores and National Chain Stores

Net sales for the department stores and national chain stores channel increased $6.2 million, or 9.8%, to $69.7 million for the second quarter of 2011.  This increase was primarily due to the solid performance in all categories of business, led by the Maidenform brand and strong sales in the international and Donna Karan businesses.

Mass Merchants
Mass merchant channel net sales increased $12.8 million, or 29.1%, to $56.8 million for the second quarter of 2011.  This increase is a result of expanded assortments and new placement with the Company’s customers and increased replenishment of our bra and shapewear categories.

Other
Net sales in the other channel decreased $0.1 million, or 0.4%, to $27.3 million for the second quarter of 2011.

Total international net sales, which are included in the wholesale segment, increased $4.7 million, or 39.2%, to $16.7 million.  This increase was driven by increased sales in Canada and the United Kingdom along with the benefit of favorable currency exchange rates.

Retail Segment

Total retail segment net sales increased $1.7 million, or 11.7%, to $16.2 million.  Same store sales, defined as outlet stores that have been open for more than one year, increased 7.9%.  Internet sales increased $0.6 million, or 50.0%, to $1.8 million for the second quarter of 2011.  The retail segment operated 74 outlet stores and eight kiosks and carts as of the end of the second quarter of 2011 and 74 outlet stores and one kiosk as of the end of the second quarter of 2010.

Consolidated gross profit increased $5.0 million, or 9.2%, to $59.1 million for the second quarter of 2011.  As a percentage of net sales, consolidated gross margins were 34.8% for the second quarter of 2011 versus 36.2% for the second quarter of 2010.  The decrease in the gross margin is a result of channel and product mix, including increased net sales in panties, at our mass channel and at off-price retailers.

Consolidated selling, general and administrative expenses (SG&A) increased $3.2 million, or 10.3%, to $34.3 million for the second quarter of 2011.  This increase of $3.2 million included increased payroll and related benefits associated with additions to headcount for design, merchandising and international as well as variable distribution costs to support the Company’s sales growth, increased advertising costs and increased professional fees in connection with the litigation settlement.  In addition, the Company increased its retail operating expenses as a result of increased sales, including expenditures for kiosks and carts, as well as store lease renewals.  As a percentage of net sales, SG&A decreased to 20.2% for the second quarter of 2011 compared to 20.8% for the second quarter of 2010.

Due to all of the factors described above, operating income, including the litigation settlement (which is separately listed on the condensed consolidated statements of income), for the second quarter of 2011 was $18.0 million, or 10.6% of net sales, compared to $23.0 million, or 15.4% of net sales, for the second quarter of 2010.  Continued operating income for the second quarter 2011, excluding the litigation settlement, was $24.8 million, or 14.6% of net sales.

Net interest expense for the second quarter of 2011 was unchanged at $0.3 million compared to the second quarter of 2010.

The Company’s effective income tax rate for the second quarter of 2011 was 34.7% compared to 39.5% for the second quarter of 2010.  The lower effective income tax rate in the second quarter of 2011 was primarily due to a discrete income tax benefit related to a New Jersey tax law change.

Net income for the second quarter of 2011 and 2010 was $11.6 million and $13.7 million, respectively, and EPS was $0.50 and $0.59, respectively.  Excluding the litigation settlement of $4.1 million after tax, or $0.17 EPS, net income was $15.7 million, or EPS of $0.67, representing an EPS increase of 13.6% compared to the year ago period.

Financial Results for Year-To-Date 2011 versus Year-To-Date 2010

Net sales for the first six months of 2011 increased $41.3 million, or 14.1%, to $333.6 million.  The improvement over the same period in 2010 was driven by all channels of distribution.  Wholesale segment net sales, on a year-to-date basis, increased $39.3 million, or 14.7%, to $305.8 million resulting from the same reasons mentioned above; strong replenishment orders, expanded assortments and new placements.  Total international net sales increased $7.6 million, or 33.9%, to $30.0 million.  Retail segment net sales for the first six months of 2011 increased $2.0 million, or 7.8%, to $27.8 million.  Same store sales for Maidenform’s retail outlet stores increased 3.5%.  Internet sales increased $0.9 million, or 37.5%, to $3.3 million.  The Company's net sales performance by channel of distribution is highlighted in Exhibit 1 to this press release.

Consolidated gross margins, on a year-to-date basis were 34.4% versus 36.3% for the same period in 2010.  The decrease in the gross margin is a result of channel and product mix, including increased net sales in panties, at our mass channel and at off-price retailers.

Consolidated SG&A increased $4.2 million, or 6.7%, to $66.5 million for the first six months of 2011.  This increase is primarily due to the same drivers sighted above for the second quarter 2011.  As a percentage of net sales, SG&A decreased to 19.9% for the first six months of 2011 compared to 21.3% for the same period of 2010.

Year-to-date operating income for 2011, including the litigation settlement (which is separately listed on the condensed consolidated statements of income), was $41.5 million, or 12.4% of net sales, compared to $43.7 million, or 15.0% of net sales, for the first six months 2010.  Continued operating income for the first six months of 2011, excluding the litigation settlement, was $48.3 million, or 14.5% of net sales.

The Company’s effective income tax rate for the first six months of 2011 was 36.4% compared to 40.1% for the same period of 2010.  The lower effective rate for 2011 is a result of the discrete item mentioned above.

Net income for the first six months of 2011 and 2010 was $26.1 million and $25.8 million, respectively, and EPS was $1.12 and $1.10, respectively.  Excluding the litigation settlement of $4.1 million after tax, or $0.17 EPS, net income was $30.2 million, or EPS of $1.29, representing an EPS increase of 17.3% compared to the year ago period.

Total cash and cash equivalents as of July 2, 2011 were $46.3 million compared to $50.4 million as of July 3, 2010.  The Company’s outstanding debt was $69.6 million as of July 2, 2011 versus $70.7 million as of July 3, 2010.

Financial Performance Guidance for 2011:

2011 Third Quarter Outlook:
•	Total net sales increase in the 9% to 12% range over 2010
•	Gross margins of 34.0% to 34.5%
•	EPS in a range of 53 to 57 cents per share, versus 55 cents in 2010

2011 Full Year Trend:
•	Total company sales growth in the 10% to 12% range over 2010 including a decline in the other channel of $15 million in the second half of the year, as a bra program with a specialty retailer matures
•	Gross margins in the mid-34% range
•	EPS around $2.18 per share versus $1.94 per share in 2010 (excluding $0.17 per share second quarter 2011 litigation settlement)

Conference Call Information

Maidenform will host a conference call and webcast on Wednesday, August 10, 2011 at 8:30 am ET to discuss its second quarter 2011 results, in addition to providing an update on its business.  The conference call telephone number is (866) 578-5784 and the passcode is “Maidenform.”  The conference call will be simultaneously webcasted and can be accessed via the investor relations page of Maidenform’s website at www.maidenformbrands.com.  A dial-in replay of this event will be available through August 24, 2011 and will be hosted on the Company’s website for a limited time.  The replay telephone numbers are (888) 286-8010 or (617) 801-6888.  The replay passcode is 46723821.

About Maidenform Brands, Inc.
Maidenform Brands, Inc. is a global intimate apparel company with a portfolio of established, well-known brands, top-selling products and an iconic heritage. Maidenform designs, sources and markets an extensive range of intimate apparel products, including bras, panties and shapewear.  During its 89-year history, Maidenform has built strong equity for its brands and established a platform for growth through a combination of innovative, first-to-market designs and creative advertising campaigns focused on increasing brand awareness with generations of women.  Maidenform sells its products under some of the most recognized brands in the intimate apparel industry, including Maidenform®, Control It!®, Fat Free Dressing®, Flexees®, Lilyette®, Luleh®, Maidenform’s Charmed®, Bodymates®, Inspirations®, Self Expressions® and Sweet Nothings®. Maidenform products are currently distributed in approximately 64 countries and territories outside the United States.

Maidenform Contact:
Chris Vieth
Chief Operating Officer & Chief Financial Officer
(732) 621-2101 or cvieth@maidenform.com

Forward Looking Statement: This press release contains forward-looking statements relating to future events and the Company’s future performance within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding our expectations, beliefs, intentions or future strategies that are signified by the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “potential,” “predicts,” “projects” or similar words or phrases, although not all forward-looking statements contain such identifying words.  All forward-looking statements included in this press release are based on information available to the Company on the date hereof.  It is routine for the Company’s internal projections and expectations to change as the year or each quarter in the year progress, and therefore it should be clearly understood that the internal projections and beliefs upon which the Company bases its expectations may change prior to the end of each quarter or the year.  Although these expectations may change, we assume no obligation to update or revise publicly any forward-looking statements whether as a result of new information, future events or otherwise. Actual events or results may differ materially from those contained in the projections or forward-looking statements.

The following factors, among others, could cause the Company’s actual results to differ materially from those expressed in any forward-looking statements: the worldwide apparel industry may continue to be harmed by the current global economic downturn, the conditions in the financial and credit markets may affect the availability and cost of our funding, the Company’s growth cannot be assured and any growth may be unprofitable; potential fluctuations in our results of operations or rate of growth; our dependence on a limited number of customers; the Company has larger competitors with greater resources; retail trends in the intimate apparel industry, including consolidation and continued growth in the development of private brands, resulting in downward pressure on prices, reduced floor space and other harmful changes; failure to anticipate, identify or promptly react to changing trends, styles, or consumer preferences; the Company’s credit agreement could limit growth opportunities; external events that disrupt the Company’s supply chain, result in increased cost of goods or an inability to deliver its products; events which result in difficulty in procuring or producing products on a cost-effective basis; disputes with third parties for infringement or misappropriation of their proprietary rights; increases in the prices of raw materials; changing international trade regulation, including as it relates to the imposition or elimination of quotas on imports of textiles and apparel; foreign currency exposure; and the sufficiency of cash to fund operations and capital expenditures.

This list is intended to identify only certain of the principal factors that could cause actual results to differ from those discussed in the forward-looking statements.  Readers are referred to the reports and documents filed from time to time by the Company with the Securities and Exchange Commission for a discussion of these and other important risk factors that could cause actual results to differ from those discussed in forward-looking statements.

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(unaudited)
	July 2,	January 1,
	2011	2011
Assets
Current assets
Cash and cash equivalents	$46,283	$73,221
Accounts receivable, net	91,765	41,431
Inventories	109,743	89,340
Deferred income taxes	14,477	14,477
Prepaid expenses and other current assets	14,969	7,659
Total current assets	277,237	226,128
Property, plant and equipment, net	27,136	25,898
Goodwill	7,162	7,162
Intangible assets, net	93,310	93,855
Other non-current assets	418	540
Total assets	$405,263	$353,583

Liabilities and stockholders’ equity
Current liabilities
Current portion of long-term debt	$1,100	$1,100
Accounts payable	45,727	30,714
Accrued expenses and other current liabilities	33,620	26,616
Total current liabilities	80,447	58,430
Long-term debt	68,500	69,050
Deferred income taxes	26,430	24,657
Other non-current liabilities	10,854	10,784
Total liabilities	186,231	162,921

Stockholders’ equity
Preferred stock - $0.01 par value; 10,000,000 shares authorized
and none issued and outstanding	-	-
Common stock - $0.01 par value; 100,000,000 shares authorized;
24,399,746 shares issued and 22,894,212 outstanding at July 2, 2011 and 24,399,746 shares issued and 22,781,740 outstanding at January 1, 2011	244	244
Additional paid-in capital	76,664	76,091
Retained earnings	174,249	148,641
Accumulated other comprehensive loss	(3,261)	(4,218)
Treasury stock, at cost (1,505,534 shares at July 2, 2011 and
1,618,006 shares at January 1, 2011)	(28,864)	(30,096)
Total stockholders’ equity	219,032	190,662
Total liabilities and stockholders’ equity	$405,263	$353,583

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010	2011	2010

Net sales	$170,026	$149,401	$333,587	$292,323
Cost of sales	110,922	95,355	218,789	186,334
Gross profit	59,104	54,046	114,798	105,989
Selling, general and
administrative expenses	34,415	31,195	66,594	62,416
Litigation settlement	6,750	-	6,750	-
Operating income	17,939	22,851	41,454	43,573

Interest expense, net	238	262	462	555
Income before provision
for income taxes	17,701	22,589	40,992	43,018
Income tax expense	6,137	8,930	14,915	17,251
Net income	$11,564	$13,659	$26,077	$25,767
Basic earnings per common share	$0.51	$0.61	$1.14	$1.13
Diluted earnings per common share	$0.50	$0.59	$1.12	$1.10
Basic weighted average number of
shares outstanding	22,810,905	22,375,964	22,799,378	22,781,343
Diluted weighted average number of
shares outstanding	23,322,223	23,032,878	23,312,676	23,501,688

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)
	Six Months Ended
	July 2,	July 3,
	2011	2010
Cash flows from operating activities
Net income	$26,077	$25,767
Adjustments to reconcile net income to net cash
from operating activities
Depreciation and amortization	2,231	1,622
Amortization of intangible assets	545	563
Amortization of deferred financing costs	89	92
Stock-based compensation	1,940	1,417
Deferred income taxes	1,783	1,216
Excess tax benefits related to stock-based compensation	(983)	(4,767)
Bad debt expense	263	45
Other non-cash items	221	1,483
Net changes in operating assets and liabilities
Accounts receivable	(49,977)	(17,297)
Inventories	(19,939)	(9,645)
Prepaid expenses and other current and
non-current assets	(3,574)	(1,243)
Accounts payable	14,965	3,344
Accrued expenses and other current and
non-current liabilities	6,417	2,489
Income taxes payable	(2,402)	2,011
Net cash (used in) provided by operating activities	(22,344)	7,097
Cash flows from investing activities
Capital expenditures	(3,197)	(2,882)
Net cash used in investing activities	(3,197)	(2,882)
Cash flows from financing activities
Term loan repayments	(550)	(16,550)
Proceeds from stock options exercised	1,504	1,930
Excess tax benefits related to stock-based compensation	983	4,767
Payments of employee withholding taxes related to equity awards	(1,130)	(692)
Purchase of common stock for treasury	(1,961)	(32,352)
Payments of capital lease obligations	(132)	(45)
Net cash used in financing activities	(1,286)	(42,942)
Effects of exchange rate changes on cash	(111)	(55)
Net decrease in cash	(26,938)	(38,782)
Cash and cash equivalents
Beginning of period	73,221	89,159
End of period	$46,283	$50,377

Supplementary disclosure of cash flow information
Cash paid during the period
Interest	$500	$469
Income taxes	$15,479	$14,010

Supplemental schedule of non-cash investing and financing activities
Treasury stock issued related to equity award activity	$4,324	$5,863

Exhibit 1

MAIDENFORM BRANDS, INC. AND SUBSIDIARIES
SALES BY CHANNEL OF DISTRIBUTION AND PRODUCT MIX
(in millions)
(unaudited)

	Three months ended
	July 2,	July 3,	$	%
	2011	2010 (1)	change	change
	(in millions)
Department stores and
national chain stores	$69.7	$63.5	$6.2	9.8%
Mass merchants	56.8	44.0	12.8	29.1
Other	27.3	27.4	(0.1)	(0.4)
Total wholesale	153.8	134.9	18.9	14.0

Retail	16.2	14.5	1.7	11.7

Total consolidated net sales	$170.0	$149.4	$20.6	13.8%

	Six months ended
	July 2,	July 3,	$	%
	2011	2010 (1)	change	change
	(in millions)
Department stores and
national chain stores	$133.4	$122.2	$11.2	9.2%
Mass merchants	114.8	88.1	26.7	30.3
Other	57.6	56.2	1.4	2.5
Total wholesale	305.8	266.5	39.3	14.7

Retail	27.8	25.8	2.0	7.8

Total consolidated net sales	$333.6	$292.3	$41.3	14.1%

	Three months ended		Six months ended
	July 2,	July 3,	July 2,	July 3,
	2011	2010 (1)	2011	2010 (1)
Bras	57%	63%	57%	63%
Shapewear	37	32	37	32
Panties	6	5	6	5
	100%	100%	100%	100%

(1) Prior period amounts in this table have been reclassified to conform to current year presentation.

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